Exhibit 99.1

National Bank Holdings Corporation Announces Third Quarter 2014 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $3.3 million, or $0.08 per diluted share, for the third quarter of 2014, compared to net income of $2.1 million, or $0.05 per diluted share, for the second quarter of 2014 and $0.9 million, or $0.02 per diluted share, for the third quarter of 2013. For the first nine months of 2014, net income totaled $6.9 million, or $0.16 per diluted share, compared to net income of $5.9 million, or $0.11 per diluted share, during the first nine months of 2013.

In announcing these results, Chairman, President and Chief Executive Officer Tim Laney said, "We had another solid quarter of strong loan production and banking fee income growth, coupled with excellent credit quality and effective expense management. Our focus on relationship building with small and mid-sized businesses and consumers has translated into a 26.6% annualized increase in our strategic loan portfolio during the third quarter."

Mr. Laney added, "During the third quarter, we completed the $50 million share repurchase program that we announced in July with the repurchase of another 2.8 million shares, or 6.5% of our outstanding shares. Since early 2013, we have repurchased 12.5 million shares, or 23.9% of shares outstanding, at a weighted average price of $19.73. This week, we announced another $50 million share repurchase authorization, which will give us the flexibility to continue to use share repurchases as a mechanism for capital management."

Brian Lilly, Chief Financial Officer, added, “We are very pleased with our results for the quarter. We continue to believe that it is important to evaluate the progress of building our company by analyzing the financial results that are expected to emerge over time by excluding the impact of the FDIC indemnification asset amortization, FDIC loss-share income, the large expense related to OREO and problem loan workouts, the impacts of the change in the warrant liability and the banking center closure related charges that were incurred in the third quarter of 2013, which can be seen in our non-GAAP reconciliation on page 15. These items negatively impacted the third quarter by a net $0.09 per diluted share. The largest impact came from a negative $0.09 per diluted share non-cash write-down of the FDIC indemnification asset related to better performance of the covered assets. The net impact of these items may fluctuate on a quarterly basis, but is expected to decrease over time in connection with the expiration of the FDIC loss-sharing agreements over the next couple of years and the decreasing problem asset workout expenses. The additional net $0.09 per diluted share would have resulted in an adjusted net income of $0.17 per diluted share and an adjusted return on average tangible assets of 0.65%. Comparing the first nine months of 2014 to 2013, on the same adjusted basis, the adjusted return on average tangible assets increased eight basis points to 0.62%.  This analysis provides better clarity to the emerging profitability and the progress toward reaching our goal of 1% return on average tangible assets.”

Third Quarter 2014 Highlights

•	Grew the strategic loan portfolio by $120.7 million, or 26.6% annualized, driven by $203.3 million in originations.

•	Successfully exited $37.2 million, or 51.2% annualized, of the remaining non-strategic loan portfolio, decreasing the balance to just $251.2 million at September 30, 2014.

•
Added a net $11.4 million to accretable yield for the acquired loans accounted for under ASC 310-30. The favorable results of the quarterly re-yielding also caused a $9.0 million increase in the future non-cash amortization of the FDIC indemnification asset that will be recognized primarily over the next five quarters.

•	Credit quality remained strong, as annualized net charge-offs in the non 310-30 portfolio were 0.11% of average non 310-30 loans.

•	Average demand deposits increased 13.4% annualized, time deposits decreased 6.1% and the cost of deposits remained flat.

•
Net interest income totaled $41.9 million, a $0.5 million decrease from the prior quarter primarily attributable to a $1.0 million decline in interest income on ASC 310-30 loans during the quarter, driven by lower balances in this portfolio.

•	Banking fees increased $0.3 million, or 4.5%, and was broadly distributed across fee income categories.

•	Non-interest expenses decreased $1.9 million, or 4.7%, from the prior quarter. Problem loan/OREO workout expenses totaled $1.9 million, decreasing $0.6 million from the prior quarter.

•
Repurchased 2.8 million shares during the third quarter, or 6.5% of outstanding shares. Since early 2013, 12.5 million shares have been repurchased, or 23.9% of outstanding shares, at a weighted average price of $19.73.

•	At September 30, 2014, tangible common book value per share was $18.49 before consideration of the excess accretable yield value of $0.85 per share.

Third Quarter 2014 Results
(All comparisons refer to the second quarter of 2014, except as noted)

Net Interest Income
Net interest income totaled $41.9 million for the third quarter of 2014, a $0.5 million decrease from the prior quarter as the net interest margin narrowed eight basis points to 3.75% from the prior quarter of 3.83% (fully taxable equivalent) while the interest earning assets remained flat at $4.5 billion. The stability of the interest earning assets resulted from the continued strategy of remixing the originated loans with the reductions in non-strategic loans and the run-off of the investment securities portfolios. The net interest margin narrowing of eight basis points was driven by a nine basis point decrease in the yield on earning assets to 4.07% from 4.16% in the prior quarter. The lower yield was primarily driven by a decrease in the average balances of high-yielding ASC 310-30 ("310-30") loans, which yielded 16.83% during the quarter.

Loans
Total loans grew $83.5 million during the third quarter, or 15.9% annualized, ending at $2.2 billion. Strategic loans totaled $1.9 billion at September 30, 2014 and grew $120.7 million during the quarter, or 26.6% annualized. Included in strategic loans outstanding are $1.6 billion in originated balances, which increased $141.9 million, or 38.6% annualized, over the prior quarter. Loan originations totaled $203.3 million and decreased $63.5 million, or 23.8%, from the record high in the prior quarter and increased $11.6 million, or 6.1%, over the third quarter of 2013. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships decreased $37.2 million during the quarter, or 51.2% annualized, to $251.2 million, as adversely rated and other non-strategic relationships paid off or paid down. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our underwriting standards.

Asset Quality and Provision for Loan Losses
Purchased troubled loans accounted for under 310-30 totaled $320.6 million at September 30, 2014 and decreased $37.7 million during the third quarter, an annualized decrease of 41.7%, reflecting workout efforts on these purchased loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $11.4 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 loans. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $171.3 million.

Non 310-30 loans totaled $1.9 billion and represented 85.2% of total loans at September 30, 2014. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio remained low at 0.11% annualized, which reflects the conservative underwriting within this portfolio. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDR's) decreased to $18.9 million at quarter end, representing 1.02% of total non 310-30 loans, compared to 1.18% at June 30, 2014. A provision for loan losses on the non 310-30 loans of $1.7 million was recorded during the third quarter of 2014 on the non 310-30 loans, consistent with the prior quarter.

OREO ended the quarter at $45.9 million, decreasing $10.0 million, primarily due to sales during the quarter. Of the $45.9 million of OREO at September 30, 2014, $30.1 million, or 65.7%, were covered by loss-sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.5 billion during the third quarter, increasing $11.4 million, or 1.8% annualized, on the strength of a $23.3 million, or 13.4% annualized, increase in average demand deposits. Total deposits and client repurchase agreements averaged $3.9 billion during the third quarter, decreasing $10.8 million, or 1.1% annualized. Additionally, the average cost of total deposits remained unchanged from the prior quarter at 0.37%. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements and at September 30, 2014, these client fundings comprised 97.6% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $7.9 million during the third quarter of 2014 and increased $0.3 million, or 4.5%, compared to the prior quarter. The increase was primarily the result of a $0.3 million increase across service charges, bank card fees and gains on sale of mortgages.

FDIC-related non-interest income totaled a negative $7.2 million for the quarter and was $0.6 million more negative than the prior quarter primarily due to a $0.3 million increase in amortization of the FDIC indemnification asset. As of September 30, 2014, the FDIC indemnification asset was $44.4 million, comprised of $26.5 million in projected future FDIC loss-share billings and $17.9 million representing increased client cash flows. Our current projection for the $17.9 million portion of the FDIC indemnification asset related to increased client cash flows is that $7.1 million will be amortized in the fourth quarter of 2014 and $9.7 million will be amortized in 2015. The benefit of the increased client cash flows is primarily captured in the 310-30 accretable yield over the remaining life of the loans as most of the FDIC covered assets are accounted for in the 310-30 loan pools.

"We have had continued success in our workout efforts of the purchased troubled loan portfolio," said Brian Lilly. "While this means higher returns on the covered loans, it also means lower reimbursements are expected to be received from the FDIC. This translates into additional non-cash write-downs of the FDIC indemnification asset receivable. In the third quarter, this receivable write-down was $6.3 million, or $0.09 per diluted share. While we expect that the FDIC-related non-interest income will continue to fluctuate and be a reflection of our workout efforts, our current expectation is that the non-cash write-down of the FDIC indemnification asset receivable will be approximately $0.10 per diluted share in the fourth quarter of 2014."

Non-Interest Expense
Non-interest expense totaled $38.0 million during the third quarter of 2014, decreasing $1.9 million from the previous quarter. Operating expenses totaled $37.4 million, problem loan/OREO expenses added $1.9 million and the change in the warrant liability benefited the quarter by $1.3 million. Operating expenses decreased $0.6 million, driven by a $1.0 million decrease in marketing and business development expenses related to the timing of marketing campaigns and was partially offset by a $0.6 million increase in salaries and employee benefits that was primarily attributable to an extra business day in the third quarter.

OREO and problem loan expenses totaled $1.9 million and decreased $0.6 million from the prior quarter. The decrease was attributable to a $1.2 million increase in gains on the sale of OREO during the quarter, partially offset by a $0.7 million increase in OREO and problem loan expenses. OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio.

Income tax expense totaled $0.7 million during the third quarter, an effective tax rate of 16.9% of pre-tax earnings. The lower effective tax rate was driven by a non-taxable reduction in the fair value of the warrant liability, continued increases in tax-exempt lending and a reduction in our state tax rate associated with tax planning implemented during the third quarter.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $809.0 million at September 30, 2014 and decreased $55.0 million from the prior quarter, primarily due to the repurchase of 2,774,863 shares in addition to a $3.2 million decrease in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The shares repurchased during the quarter represented a 6.5% reduction in shares outstanding.

Tangible common book value per share at September 30, 2014 was $18.49, compared to $18.53 at June 30, 2014, and the tangible common equity to tangible assets ratio decreased 90 basis points to 15.54% at September 30, 2014. Both changes were primarily driven by the share repurchases.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the September 30, 2014 accretable yield balance on the 310-30 loans of $113.1 million would add $1.73 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on 310-30 loans and the amortization of the FDIC indemnification asset and then calculate the excess above a 4.5% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.85 after-tax to our tangible book value per share as of September 30, 2014.
Year-Over-Year Review
(All comparisons refer to the first nine months of 2013)

Net income for the first nine months of 2014 was $6.9 million, or $0.16 per diluted share, compared to net income of $5.9 million for the first nine months of 2013, or $0.11 per diluted share.  Net interest income totaled $127.7 million during the first nine months of 2014 and decreased $7.7 million, or 5.7%, from the first nine months of 2013. Average interest earning assets decreased $276.4 million, or 5.8%, from the first nine months of the prior year, largely due to the successful repurchase of 5.1 million shares and a reduction in the investment portfolio. The decrease in interest earning assets was partially offset by a two basis point widening of the net interest margin to 3.84% from 3.82% (fully taxable equivalent). The continued resolution of the acquired non-strategic loan portfolio was complemented by strong organic growth in the strategic loan portfolio, with the run-off of the investment securities portfolio providing the additional loan funding for the re-mixing of the interest-earning assets. A two basis point decrease in the yield on interest earning assets was more than offset by a five basis point decrease in the cost of interest bearing liabilities, resulting in two basis point widening of the net interest margin to 3.84%.
Loan balances as of September 30, 2014 totaled $2.2 billion and increased $428.6 million, or 24.6%, since September 30, 2013. Strategic loans increased $590.6 million since September 30, 2013, a 44.4% increase, on the strength of loan originations. Loan originations during the first nine months of 2014 totaled $687.0 million, increasing 46.2% over the same period in 2013 as a result of continued market penetration. Non-strategic loans declined $162.0 million from a year ago, a 39.2% decrease, as a result of the continued workout progress that has been made on exiting acquired problem loans.
Average transaction deposits and client repurchase agreements totaled $2.5 billion during the first nine months of 2014 compared to 2013 and increased $26.9 million and were led by a $36.9 million increase in average demand deposits. Total deposits and client repurchase agreements averaged $3.9 billion during the first nine months of 2014, decreasing $164.9 million from the prior year. The decrease was primarily due to a $191.9 million decline in average time deposits as we continued to focus our deposit base on clients who were interested in market-rate time deposits and in developing a banking relationship, coupled with the California banking center and limited-service retirement center exits on December 31, 2013. The mix of transaction deposits to total deposits improved to 63.2% at September 30, 2014 from 61.2% at September 30, 2013. Additionally, the average cost of total deposits declined five basis points to 0.37% in the first nine months of 2014 from 0.42% during the first nine months of 2013.
Provision for loan loss expense was $4.9 million during the first nine months of 2014, compared to $3.5 million during the first nine months of 2013, an increase of $1.5 million. The increase in provision was primarily due to loan growth as credit quality remained strong and total net charge-offs were significantly lower at 0.06% of average loans during the first nine months of 2014 compared to 0.58% during the first nine months of 2013.
Non-interest income was $3.4 million in the first nine months of 2014 compared to $17.8 million during the same period of 2013, a decrease of $14.4 million. The decrease was largely due to $8.0 million of additional non-cash FDIC indemnification asset amortization due to better performance of the underlying covered assets and a $5.8 million decline in other FDIC loss-sharing income from the same period in 2013 due to lower problem loan and OREO expenses on covered assets. Banking fees of $22.3 million during the first nine months of 2014 were flat compared to the same period in 2013.
Non-interest expense totaled $116.9 million in the first nine months of 2014 compared to $139.7 million during the same period of 2013, a decrease of $22.9 million, or 16.4%. Operating expenses of $112.9 million during the nine months ended September 30, 2014 decreased $11.2 million from the same period of 2013. The 9.1% year-over-year decrease in operating expense was primarily due to lower salaries and benefits of $7.1 million in addition to decreases in most other non-interest expense categories, as a result of efficiency initiatives. OREO and problem loan expenses declined $5.4 million as the volume of problem assets has steadily declined as a result of successful workout efforts on the acquired problem asset portfolio. The third quarter of 2013 included $3.4 million of expenses related to banking center closures. The change in the warrant liability contributed $2.9 million to the year-over-year decline.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, October 24, 2014. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/(615) 800-6832 (International) using the Conference ID of 3618811 and asking for the National Bank Holdings Corporation Third Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through November 7, 2014, by dialing (855) 859-2056 (United States)/(404) 537-3406 (International) using the Conference ID of 3618811. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” "tangible common equity to tangible assets," "fully taxable equivalent" metrics, "adjusted net income," "adjusted basic earnings per share," "adjusted diluted earnings per share," and "adjusted return on average tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as supplemented from time to time in our periodic reports filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; political instability, acts of war or terrorism and natural disasters; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Total interest and dividend income	$45,492	$46,005	$49,522	$138,382	$148,098
Total interest expense	3,597	3,582	4,007	10,717	12,727
Net interest income before provision for loan losses	41,895	42,423	45,515	127,665	135,371
Provision for loan losses on 310-30 loans	(191)	(90)	(313)	(335)	999
Provision for loan losses on non 310-30 loans	1,706	1,750	750	5,279	2,525
Net interest income after provision for loan losses	40,380	40,763	45,078	122,721	131,847
Non-interest income:
FDIC indemnification asset amortization	(6,252)	(5,959)	(4,208)	(19,819)	(11,843)
Other FDIC loss-sharing (expense) income	(943)	(649)	(1,191)	(2,549)	3,278
Service charges	4,148	3,870	4,334	11,558	11,944
Bank card fees	2,615	2,559	2,482	7,548	7,509
Gain on sale of mortgages, net	264	202	345	674	1,125
Gain on previously charged-off acquired loans	147	232	224	675	1,118
OREO related write-ups and other income	799	1,010	727	2,777	2,713
Other non-interest income	836	896	625	2,557	1,969
Total non-interest income	1,614	2,161	3,338	3,421	17,813
Non-interest expense:
Salaries and benefits	21,058	20,428	22,639	62,260	69,363
Occupancy and equipment	6,155	6,209	6,556	18,838	18,391
Professional fees	854	688	791	2,180	3,045
Other non-interest expense	7,973	9,290	9,868	25,639	29,356
(Gain) loss from the change in fair value of warrant liability	(1,256)	(580)	441	(2,734)	138
Intangible asset amortization	1,336	1,336	1,336	4,008	4,009
Other real estate owned expenses	594	1,402	459	3,629	7,675
Problem loan expenses	1,267	1,082	1,134	3,034	4,361
Banking center closure related expenses	—	—	3,389	—	3,389
Total non-interest expense	37,981	39,855	46,613	116,854	139,727
Income before income taxes	4,013	3,069	1,803	9,288	9,933
Income tax expense	676	940	856	2,391	4,006
Net income	$3,337	$2,129	$947	$6,897	$5,927
Income per share - basic	$0.08	$0.05	$0.02	$0.16	$0.11
Income per share - diluted	$0.08	$0.05	$0.02	$0.16	$0.11

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands, except share and per share data)
	September 30, 2014	June 30, 2014	September 30, 2013	December 31, 2013
ASSETS
Cash and cash equivalents	$118,659	$173,059	$349,244	$189,460
Securities purchased under agreements to resell	—	—	75,000	—
Investment securities available-for-sale	1,553,641	1,647,196	1,889,962	1,785,528
Investment securities held-to-maturity	557,464	588,382	664,717	641,907
Non-marketable securities	21,640	21,654	31,725	31,663
Loans receivable, net	2,171,372	2,087,831	1,742,813	1,854,094
Allowance for loan losses	(16,591)	(15,572)	(11,419)	(12,521)
Loans, net	2,154,781	2,072,259	1,731,394	1,841,573
Loans held for sale	5,252	4,144	5,265	5,787
FDIC indemnification asset, net	44,413	51,409	58,086	64,447
Other real estate owned	45,885	55,443	70,753	70,125
Premises and equipment, net	108,100	109,994	117,285	115,219
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	18,220	19,556	23,566	22,229
Other assets	125,122	77,460	85,342	86,547
Total assets	$4,812,807	$4,880,186	$5,161,969	$4,914,115
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$724,186	$719,248	$689,405	$674,989
Interest bearing demand deposits	369,917	384,160	430,123	386,762
Savings and money market	1,307,285	1,324,880	1,297,585	1,280,871
Total transaction deposits	2,401,388	2,428,288	2,417,113	2,342,622
Time deposits	1,396,070	1,428,045	1,534,390	1,495,687
Total deposits	3,797,458	3,856,333	3,951,503	3,838,309
Securities sold under agreements to repurchase	109,946	85,432	116,471	99,547
Other liabilities	96,441	74,488	62,745	78,467
Total liabilities	4,003,845	4,016,253	4,130,719	4,016,323
Shareholders' equity:
Common stock	512	512	512	512
Additional paid in capital	992,587	991,440	989,614	990,216
Retained earnings	40,197	39,019	41,266	39,966
Treasury stock	(226,230)	(172,114)	—	(126,146)
Accumulated other comprehensive income (loss), net of tax	1,896	5,076	(142)	(6,756)
Total shareholders' equity	808,962	863,933	1,031,250	897,792
Total liabilities and shareholders' equity	$4,812,807	$4,880,186	$5,161,969	$4,914,115
SHARE DATA
Average basic shares outstanding	41,837,485	43,868,164	51,454,200	47,378,400
Average diluted shares outstanding	41,841,685	43,880,263	51,501,980	47,494,341
Ending shares outstanding	39,862,824	42,637,687	51,213,044	44,918,336
Common book value per share	$20.29	$20.26	$20.14	$19.99
Tangible common book value per share (1)	$18.49	$18.53	$18.60	$18.27
Tangible common book value per share, excluding accumulated other comprehensive income (loss) (1)	$18.44	$18.41	$18.60	$18.42
CAPITAL RATIOS
Average equity to average assets	17.50%	18.14%	19.97%	19.02%
Tangible common equity to tangible assets (1)	15.54%	16.44%	18.74%	16.97%
Leverage ratio	15.23%	16.20%	18.54%	16.63%
(1) Represents a non-GAAP financial measure. See non-GAAP reconciliation on page 15.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	September 30, 2014			June 30, 2014			September 30, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$37,665	$717,507	$755,172	$45,844	$641,134	$686,978	$68,250	$272,114	$340,364
Agriculture	20,071	142,801	162,872	22,652	137,488	160,140	37,882	117,464	155,346
Commercial real estate	213,871	380,445	594,316	238,771	352,066	590,837	325,701	288,752	614,453
Residential real estate	43,979	579,420	623,399	45,472	571,565	617,037	72,409	523,160	595,569
Consumer	5,007	30,606	35,613	5,538	27,301	32,839	8,768	28,313	37,081
Total	$320,593	$1,850,779	$2,171,372	$358,277	$1,729,554	$2,087,831	$513,010	$1,229,803	$1,742,813
Covered	$183,486	$35,982	$219,468	$216,559	$46,298	$262,857	$309,380	$56,966	$366,346
Non-covered	137,107	1,814,797	1,951,904	141,718	1,683,256	1,824,974	203,630	1,172,837	1,376,467
Total	$320,593	$1,850,779	$2,171,372	$358,277	$1,729,554	$2,087,831	$513,010	$1,229,803	$1,742,813

Strategic/Non-Strategic Period-End Loan Balances:

	September 30, 2014			June 30, 2014			September 30, 2013
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$707,999	$47,173	$755,172	$627,588	$59,390	$686,978	$262,384	$77,980	$340,364
Agriculture	160,851	2,021	162,872	156,760	3,380	160,140	144,784	10,562	155,346
Owner-occupied commercial real estate	144,223	19,988	164,211	139,892	24,530	164,422	80,738	8,279	89,017
Commercial real estate	273,949	156,156	430,105	252,298	174,117	426,415	245,941	279,495	525,436
Residential real estate	599,523	23,876	623,399	592,239	24,798	617,037	561,770	33,799	595,569
Consumer	33,640	1,973	35,613	30,676	2,163	32,839	34,002	3,079	37,081
Total	$1,920,185	$251,187	$2,171,372	$1,799,453	$288,378	$2,087,831	$1,329,619	$413,194	$1,742,813

Originations:

	Third	Second	First	Fourth	Third
	quarter	quarter	quarter	quarter	quarter
	2014	2014	2014	2013	2013
Commercial	$110,083	$133,671	$130,096	$159,931	$80,833
Agriculture	7,014	10,288	4,959	23,610	5,689
Owner-occupied commercial real estate	10,293	28,803	21,002	6,380	21,226
Commercial real estate	33,817	45,903	29,633	14,579	28,855
Residential real estate	35,404	44,539	27,812	36,113	51,749
Consumer	6,678	3,556	3,461	3,594	3,326
Total	$203,289	$266,760	$216,963	$244,207	$191,678

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended September 30, 2014			Three months ended June 30, 2014			Three months ended September 30, 2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$341,405	$14,368	16.83%	$387,817	$15,378	15.86%	$554,750	$19,603	14.14%
Non 310-30 loans(1)(2)(3)(4)	1,767,106	19,266	4.33%	1,632,234	17,896	4.40%	1,149,312	15,725	5.43%
Investment securities available-for-sale	1,614,621	7,693	1.91%	1,702,665	8,274	1.94%	1,983,108	8,851	1.79%
Investment securities held-to-maturity	575,289	4,056	2.82%	604,827	4,332	2.86%	648,799	4,688	2.89%
Other securities	21,649	245	4.53%	23,214	270	4.65%	31,754	388	4.89%
Interest earning deposits and securities purchased under agreements to resell	133,752	95	0.28%	111,141	75	0.27%	379,537	267	0.28%
Total interest earning assets(4)	$4,453,822	$45,723	4.07%	$4,461,898	$46,225	4.16%	$4,747,260	$49,522	4.14%
Cash and due from banks	57,056			58,054			60,410
Other assets	360,532			376,477			402,496
Allowance for loan losses	(16,601)			(14,783)			(11,668)
Total assets	$4,854,809			$4,881,646			$5,198,498
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,689,692	$1,092	0.26%	$1,722,111	$1,099	0.26%	$1,744,705	$1,085	0.25%
Time deposits	1,412,916	2,471	0.69%	1,435,155	2,457	0.69%	1,561,552	2,880	0.73%
Securities sold under agreements to repurchase	104,020	34	0.13%	83,514	26	0.12%	120,654	42	0.14%
Total interest bearing liabilities	$3,206,628	$3,597	0.44%	$3,240,780	$3,582	0.44%	$3,426,911	$4,007	0.46%
Demand deposits	715,198			691,851			668,400
Other liabilities	83,632			63,588			65,219
Total liabilities	4,005,458			3,996,219			4,160,530
Shareholders' equity	849,351			885,427			1,037,968
Total liabilities and shareholders' equity	$4,854,809			$4,881,646			$5,198,498
Net interest income		$42,126			$42,643			$45,515
Interest rate spread			3.63%			3.72%			3.68%
Net interest earning assets	$1,247,194			$1,221,118			$1,320,349
Net interest margin(4)			3.75%			3.83%			3.80%
Ratio of average interest earning assets to average interest bearing liabilities	138.89%			137.68%			138.53%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.5 billion, $1.3 billion and $769.6 million, and interest income of $15.4 million, $13.5 million and $8.7 million, with yields of 4.07%, 4.02% and 4.48% for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended September 30, 2014, June 30, 2014 and September 30, 2013 were $3.8 million, $2.5 million and $6.1 million, and interest income was $81 thousand, $57 thousand and $101 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $231 thousand, $220 thousand and $0 for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	For the nine months ended September 30, 2014			For the nine months ended September 30, 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$384,215	$46,646	16.19%	$669,623	$59,616	11.87%
Non 310-30 loans(1)(2)(3)(4)	1,627,720	53,668	4.41%	1,074,396	46,167	5.75%
Investment securities available-for-sale	1,698,404	24,614	1.93%	1,980,048	26,574	1.79%
Investment securities held-to-maturity	603,459	12,909	2.85%	578,413	13,809	3.18%
Other securities	25,470	904	4.73%	32,282	1,170	4.83%
Interest earning deposits and securities purchased under agreements to resell	125,095	251	0.27%	406,029	762	0.25%
Total interest earning assets(4)	$4,464,363	$138,992	4.16%	$4,740,791	$148,098	4.18%
Cash and due from banks	58,009			60,909
Other assets	374,372			440,709
Allowance for loan losses	(14,854)			(12,930)
Total assets	$4,881,890			$5,229,479
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,709,382	$3,248	0.25%	$1,736,981	$3,240	0.25%
Time deposits	1,437,209	7,377	0.69%	1,629,059	9,407	0.77%
Securities sold under agreements to repurchase	94,027	92	0.13%	76,391	80	0.14%
Total interest bearing liabilities	$3,240,618	$10,717	0.44%	$3,442,431	$12,727	0.49%
Demand deposits	691,529			654,625
Other liabilities	71,510			65,053
Total liabilities	4,003,657			4,162,109
Shareholders' equity	878,233			1,067,370
Total liabilities and shareholders' equity	$4,881,890			$5,229,479
Net interest income		$128,275			$135,371
Interest rate spread			3.72%			3.69%
Net interest earning assets	$1,223,745			$1,298,360
Net interest margin(4)			3.84%			3.82%
Ratio of average interest earning assets to average interest bearing liabilities	137.76%			137.72%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.3 billion and $653.7 million, and interest income of $41.0 million and $22.8 million, with yields of 4.08% and 4.67% for the nine months ended September 30, 2014 and 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the nine months ended September 30, 2014 and 2013 were $2.9 million and $6.2 million, and interest income was $184 thousand and $262 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $610 thousand and $0 for the nine months ended September 30, 2014 and 2013, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)
Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	September 30, 2014			June 30, 2014			September 30, 2013
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$1,098	$14,474	$15,572	$1,224	$12,748	$13,972	$2,195	$9,652	$11,847
Net charge-offs	—	(496)	(496)	(36)	(24)	(60)	(278)	(587)	(865)
Provision (recoupment)/expense	(191)	1,706	1,515	(90)	1,750	1,660	(313)	750	437
Ending allowance for loan losses	$907	$15,684	$16,591	$1,098	$14,474	$15,572	$1,604	$9,815	$11,419
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.11%	0.09%	0.04%	0.01%	0.01%	0.20%	0.20%	0.20%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.28%	0.85%	0.76%	0.31%	0.84%	0.75%	0.31%	0.80%	0.66%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	0.00%	82.83%	87.62%	0.00%	71.19%	76.59%	9.52%	70.14%	37.01%
Total loans	$320,593	$1,850,779	$2,171,372	$358,277	$1,729,554	$2,087,831	$513,010	$1,229,803	$1,742,813
Average total loans during the period	$341,405	$1,763,279	$2,104,684	$387,817	$1,629,773	$2,017,590	$554,750	$1,143,223	$1,697,973
Total non-performing loans(2)	$—	$18,936	$18,936	$—	$20,332	$20,332	$16,857	$13,994	$30,851

Past Due Loans(1):
	September 30, 2014			June 30, 2014			September 30, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total
Non-accrual loans	$—	$15,272	$15,272	$—	$16,878	$16,878	$16,857	$6,373	$23,230
Restructured loans on non-accrual	—	3,664	3,664	—	3,454	3,454	—	7,621	7,621
Loans 30-89 days past due and still accruing interest	30,761	5,452	36,213	5,402	4,267	9,669	27,900	2,247	30,147
Loans 90 days past due and still accruing interest	42,930	225	43,155	44,450	317	44,767	62,324	169	62,493
Total past due and non-accrual loans	$73,691	$24,613	$98,304	$49,852	$24,916	$74,768	$107,081	$16,410	$123,491
Total 90 days past due and still accruing interest and non-accrual loans to total loans, respectively	13.39%	1.04%	2.86%	12.41%	1.19%	3.12%	15.43%	1.15%	5.36%
Total non-accrual loans to total loans, respectively	0.00%	1.02%	0.87%	0.00%	1.18%	0.97%	3.29%	1.14%	1.77%
% of total past due and non-accrual loans that carry fair value marks	100.00%	27.68%	81.89%	100.00%	27.44%	75.82%	100.00%	38.65%	91.85%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	84.23%	6.55%	64.78%	75.52%	8.63%	53.23%	82.56%	16.10%	73.73%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	September 30, 2014			June 30, 2014			September 30, 2013
	Non-covered	Covered	Total	Non-covered	Covered	Total	Non-covered	Covered	Total
Non-accrual loans	$15,124	$147	$15,271	$16,405	$472	$16,877	$5,644	$17,586	$23,230
Restructured loans on non-accrual	2,272	1,393	3,665	1,846	1,609	3,455	5,947	1,674	7,621
Total non-performing loans(2)	17,396	1,540	18,936	18,251	2,081	20,332	11,591	19,260	30,851
OREO	15,753	30,132	45,885	24,690	30,753	55,443	26,671	44,082	70,753
Other repossessed assets	869	20	889	884	160	1,044	784	481	1,265
Total non-performing assets	$34,018	$31,692	$65,710	$43,825	$32,994	$76,819	$39,046	$63,823	$102,869
Loans 90 days or more past due and still accruing interest	$225	$—	$225	$317	$—	$317	$169	$—	$169
Accruing restructured loans(3)	15,758	9,277	25,035	15,847	7,855	23,702	8,286	6,004	14,290
Allowance for loan losses			16,591			15,572			11,419
Total non-performing loans to total non-covered, total covered, and total loans, respectively	0.89%	0.70%	0.87%	1.00%	0.79%	0.97%	0.84%	5.26%	1.77%
Loans 90 days or more past due and still accruing interest to total non-covered loans, total covered loans, and total loans, respectively	0.01%	0.00%	0.01%	0.02%	0.00%	0.02%	0.01%	0.00%	0.01%
Total non-performing assets to total assets			1.37%			1.57%			1.99%
Allowance for loan losses to non-performing loans			87.62%			76.59%			37.01%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Non-performing loans were redefined during the third quarter of 2014 to only include non-accrual loans and restructured loans on non-accrual. All previous periods have been restated.
(3) Includes restructured loans less than 90 days past due and still accruing interest.

Changes in Accretable Yield:
	For the three months ended			Life-to-date
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014
Accretable yield at beginning of period	$116,095	$119,298	$128,542	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	11,736	12,494	17,626	217,078
Reclassification to non-accretable difference from accretable yield	(355)	(319)	(2,479)	(21,288)
Accretion	(14,368)	(15,378)	(19,603)	(297,676)
Accretable yield at end of period	$113,108	$116,095	$124,086	$113,108

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended			As of and for the nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Key Ratios(1)
Return on average assets	0.27%	0.17%	0.07%	0.19%	0.15%
Return on average tangible assets(2)	0.34%	0.25%	0.14%	0.26%	0.22%
Return on average equity	1.56%	0.96%	0.36%	1.05%	0.74%
Return on average tangible common equity(2)	2.12%	1.46%	0.73%	1.55%	1.13%
Return on risk weighted assets	0.53%	0.36%	0.19%	0.37%	0.40%
Interest earning assets to interest bearing liabilities (end of period)(3)	137.71%	138.53%	139.44%	137.71%	139.44%
Loans to deposits ratio (end of period)	57.32%	54.25%	44.24%	57.32%	44.24%
Non-interest bearing deposits to total deposits (end of period)	19.07%	18.65%	17.45%	19.07%	17.45%
Net interest margin (fully taxable equivalent)(2)(4)	3.75%	3.83%	3.80%	3.84%	3.82%
Interest rate spread(5)	3.63%	3.72%	3.68%	3.72%	3.69%
Yield on earning assets (fully taxable equivalent)(2)(3)	4.07%	4.16%	4.14%	4.16%	4.18%
Cost of interest bearing liabilities(3)	0.44%	0.44%	0.46%	0.44%	0.49%
Cost of deposits	0.37%	0.37%	0.40%	0.37%	0.42%
Non-interest expense to average assets	3.10%	3.27%	3.56%	3.20%	3.57%
Efficiency ratio	84.22%	86.40%	92.68%	86.09%	88.60%
Efficiency ratio (fully taxable equivalent) (2)(6)	83.78%	85.97%	92.68%	85.69%	88.60%
Adjusted efficiency ratio (fully taxable equivalent)(2)(6)	72.10%	72.98%	74.77%	72.32%	76.09%
Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	0.87%	0.97%	1.77%	0.87%	1.77%
Covered non-performing loans to total non-performing loans	8.13%	10.24%	62.43%	8.13%	62.43%
Non-performing assets to total assets	1.37%	1.57%	1.99%	1.37%	1.99%
Covered non-performing assets to total non-performing assets	48.23%	42.95%	62.04%	48.23%	62.04%
Allowance for loan losses to total loans	0.76%	0.75%	0.66%	0.76%	0.66%
Allowance for loan losses to total non-covered loans	0.85%	0.85%	0.83%	0.85%	0.83%
Allowance for loan losses to non-performing loans	87.62%	76.59%	37.01%	87.62%	37.01%
Net charge-offs to average loans	0.09%	0.01%	0.20%	0.06%	0.58%
(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations on page 15.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income on a fully taxable equivalent basis.
(7)
Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures
(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

	September 30, 2014	June 30, 2014	September 30, 2013	December 31, 2013
Total shareholders' equity	$808,962	$863,933	$1,031,250	$897,792
Less: goodwill and intangible assets, net	(77,850)	(79,186)	(83,196)	(81,859)
Add: deferred tax liability related to goodwill	5,834	5,447	4,284	4,671
Tangible common equity (non-GAAP)	$736,946	$790,194	$952,338	$820,604

Total assets	$4,812,807	$4,880,186	$5,161,969	$4,914,115
Less: goodwill and intangible assets, net	(77,850)	(79,186)	(83,196)	(81,859)
Add: deferred tax liability related to goodwill	5,834	5,447	4,284	4,671
Tangible assets (non-GAAP)	$4,740,791	$4,806,447	$5,083,057	$4,836,927

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	16.81%	17.70%	19.98%	18.27%
Less: impact of goodwill and intangible assets, net	(1.27%)	(1.26%)	(1.24%)	(1.30%)
Tangible common equity to tangible assets (non-GAAP)	15.54%	16.44%	18.74%	16.97%

Common book value per share calculations:
Total shareholders' equity	$808,962	$863,933	$1,031,250	$897,792
Divided by: ending shares outstanding	39,862,824	42,637,687	51,213,044	44,918,336
Common book value per share	$20.29	$20.26	$20.14	$19.99

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$736,946	$790,194	$952,338	$820,604
Divided by: ending shares outstanding	39,862,824	42,637,687	51,213,044	44,918,336
Tangible common book value per share (non-GAAP)	$18.49	$18.53	$18.60	$18.27

Tangible common book value per share, excluding accumulated other comprehensive income (loss) calculations:
Tangible common equity (non-GAAP)	$736,946	$790,194	$952,338	$820,604
Less: accumulated other comprehensive income (loss)	(1,896)	(5,076)	142	6,756
Tangible common book value, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	735,050	785,118	952,480	827,360
Divided by: ending shares outstanding	39,862,824	42,637,687	51,213,044	44,918,336
Tangible common book value per share, excluding accumulated other comprehensive income (loss), net of tax (non-GAAP)	$18.44	$18.41	$18.60	$18.42

Return on Average Tangible Assets and Return on Average Tangible Equity
	As of and for the three months ended			As of and for the nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income	$3,337	$2,129	$947	$6,897	$5,927
Add: impact of core deposit intangible amortization expense, after tax	815	815	808	2,445	2,425
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$4,152	$2,944	$1,755	$9,342	$8,352

Average assets	$4,854,809	$4,881,646	$5,198,498	$4,881,890	$5,229,479
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	72,781	74,542	79,725	74,134	81,022
Average tangible assets (non-GAAP)	$4,782,028	$4,807,104	$5,118,773	$4,807,756	$5,148,457

Average shareholder's equity	$849,351	$885,427	$1,037,968	$878,233	$1,067,370
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	72,781	74,542	79,725	74,134	81,022
Average tangible common equity (non-GAAP)	$776,570	$810,885	$958,243	$804,099	$986,348

Return on average assets	0.27%	0.17%	0.07%	0.19%	0.15%
Return on average tangible assets (non-GAAP)	0.34%	0.25%	0.14%	0.26%	0.22%
Return on average equity	1.56%	0.96%	0.36%	1.05%	0.74%
Return on average tangible common equity (non-GAAP)	2.12%	1.46%	0.73%	1.55%	1.13%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin
	As of and for the three months ended			As of and for the nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income	$45,492	$46,005	$49,522	$138,382	$148,098
Add: impact of taxable equivalent adjustment	231	220	—	610	—
Interest income, fully taxable equivalent (non-GAAP)	$45,723	$46,225	$49,522	$138,992	$148,098

Net interest income	$41,895	$42,423	$45,515	$127,665	$135,371
Add: impact of taxable equivalent adjustment	231	220	—	610	—
Net interest income, fully taxable equivalent (non-GAAP)	$42,126	$42,643	$45,515	$128,275	$135,371

Average earning assets	4,453,822	4,461,898	4,747,260	4,464,363	4,740,791
Yield on earning assets	4.05%	4.14%	4.14%	4.14%	4.18%
Yield on earning assets,fully taxable equivalent (non-GAAP)	4.07%	4.16%	4.14%	4.16%	4.18%
Net interest margin	3.73%	3.81%	3.80%	3.82%	3.82%
Net interest margin, fully taxable equivalent (non-GAAP)	3.75%	3.83%	3.80%	3.84%	3.82%

Adjusted Efficiency Ratio
	As of and for the three months ended			As of and for the nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net interest income	$41,895	$42,423	$45,515	$127,665	$135,371
Add: impact of taxable equivalent adjustment	231	220	—	610	—
Net interest income, fully taxable equivalent (non-GAAP)	$42,126	$42,643	$45,515	$128,275	$135,371

Non-interest income	$1,614	$2,161	$3,338	$3,421	$17,813
Add: FDIC indemnification asset amortization	6,252	5,959	4,208	19,819	11,843
Add: FDIC loss sharing income (expense)	943	649	1,191	2,549	(3,278)
Less: gain on sale of previously charged-off acquired loans	(147)	(232)	(224)	(675)	(1,118)
Less: impact of OREO related write-ups and other income	(799)	(1,010)	(727)	(2,777)	(2,713)
Adjusted non-interest income (non-GAAP)	$7,863	$7,527	$7,786	$22,337	$22,547

Non-interest expense adjusted for core deposit intangible asset amortization	$36,645	$38,519	$45,277	$112,846	$135,718
Less: impact of change in fair value of warrant liabilities	1,256	580	(441)	2,734	(138)
Less: other real estate owned expenses	(594)	(1,402)	(459)	(3,629)	(7,675)
Less: problem loan expenses	(1,267)	(1,082)	(1,134)	(3,034)	(4,361)
Less: banking center closure related expenses	—	—	(3,389)	—	(3,389)
Adjusted non-interest expense (non-GAAP)	$36,040	$36,615	$39,854	$108,917	$120,155

Efficiency ratio	84.22%	86.40%	92.68%	86.09%	88.60%
Efficiency ratio (fully taxable equivalent) (non-GAAP)	83.78%	85.97%	92.68%	85.69%	88.60%
Adjusted efficiency ratio (fully taxable equivalent) (non-GAAP)	72.10%	72.98%	74.77%	72.32%	76.09%

Adjusted Financial Results
	For the three months ended			For the nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Adjustments to diluted earnings per share:
Income per share - diluted	$0.08	$0.05	$0.02	$0.16	$0.11
Adjustments to diluted earnings per share (non-GAAP)(1)	0.09	0.09	0.12	0.30	0.24
Adjusted diluted earnings per share (non-GAAP)(1)	$0.17	$0.14	$0.14	$0.46	$0.35
Adjustments to return on average tangible assets:
Annualized adjustments to net income (non-GAAP)(1)	$14,644	$16,878	$24,571	$17,206	$16,626
Divided by: average tangible assets (non-GAAP)	4,782,029	4,807,104	5,118,772	4,807,756	5,148,457
Adjustments to return on average tangible assets (non-GAAP)	0.31%	0.35%	0.48%	0.36%	0.32%
Return on average tangible assets (non-GAAP)	0.34%	0.25%	0.14%	0.26%	0.22%
Adjusted return on average tangible assets (non-GAAP)	0.65%	0.60%	0.62%	0.62%	0.54%
Adjustments to net income:
Net income	$3,337	$2,129	$947	$6,897	$5,927
Adjustments to net income (non-GAAP)(1)	3,691	4,208	6,193	12,869	12,435
Adjusted net income (non-GAAP)	$7,028	$6,337	$7,140	$19,766	$18,362
(1) Adjustments
Non-interest income adjustments:
Plus: FDIC indemnification asset amortization	$6,252	$5,959	$4,208	$19,819	$11,843
Plus: other FDIC loss sharing income (loss)	943	649	1,191	2,549	(3,278)
Less: gain on recoveries of previously charged-off acquired loans	(147)	(232)	(224)	(675)	(1,118)
Less: OREO related write-ups and other income	(799)	(1,010)	(727)	(2,777)	(2,713)
Total non-interest income adjustments (non-GAAP)	$6,249	$5,366	$4,448	$18,916	$4,734
Non-interest expense adjustments:
Less: other real estate owned expenses	$(594)	$(1,402)	$(459)	$(3,629)	$(7,675)
Less: problem loan expenses	(1,267)	(1,082)	(1,134)	(3,034)	(4,361)
Plus: warrant change	1,256	580	(441)	2,734	(138)
Less: banking center closure related expenses	—	—	(3,389)	—	(3,389)
Total non-interest expense adjustments (non-GAAP)	$(605)	$(1,904)	$(5,423)	$(3,929)	$(15,563)
Pre-tax adjustments	6,854	7,270	9,871	22,845	20,297
Collective tax expense impact	(3,163)	(3,062)	(3,678)	(9,976)	(7,862)
Adjustments to net income (non-GAAP)	$3,691	$4,208	$6,193	$12,869	$12,435